SKYLINE CHAMPION ANNOUNCES SECOND QUARTER YEAR FISCAL 2023 RESULTS

Troy, Michigan, November 1, 2022 /Business Wire/ -- Skyline Champion Corporation (NYSE: SKY) (“Skyline Champion”) today announced financial results for its second quarter ended October 1, 2022 (“fiscal 2023”).

Second Quarter Fiscal 2023 Highlights (compared to Second Quarter Fiscal 2022)

·
Net sales increased 53.9% to $806.8 million
·
U.S. homes sold increased 23.2% to 7,274
·
Total backlog decreased 40.5% to $0.8 billion
·
Average selling price (“ASP”) per U.S. home sold increased 29.8% to $103,700
·
Gross profit margin expanded by 930 basis points to 34.0%
·
Net income increased by 184.1% to $144.1 million
·
Earnings per share (“EPS”) increased to $2.51 from $0.89
·
Adjusted EBITDA increased 169.6% to $197.1 million
·
Adjusted EBITDA margin expanded by 1,050 basis points to 24.4%
·
Net cash generated by operating activities of $231.1 million during the quarter

“I am pleased to report another quarter of strong sales and earnings growth” said Mark Yost, Skyline Champion’s President and Chief Executive Officer. “During the quarter we added retail distribution through our acquisition of 12 retail sales centers and continued to drive our long-term strategic initiatives including enhancing the customer buying experience and streamlining product offerings which continues to drive efficiencies and improved profitability. In addition, our ongoing progress to deliver more homes combined with the retailer destocking and order rates, resulted in healthier backlog levels and improved delivery times to our customers. We believe Skyline Champion can continue to outperform the broader housing industry due to our attractive price points, product offerings, enhanced production capabilities and future growth opportunities as more people become buyers of our homes.”

Second Quarter Fiscal 2023 Results

Net sales for the second quarter fiscal 2023 increased 53.9% to $806.8 million compared to the prior-year period. The number of U.S. homes sold in the second quarter fiscal 2023 increased 23.2% to 7,274. Volume growth during the quarter was driven by increased capacity and improved production levels, resulting in a higher number of homes shipped. The ASP per U.S. home sold increased 29.8% to $103,700 due to the mix of units sold, including those sold to the Federal Emergency Management Agency (“FEMA”), and price increases to offset cost inflation. The number of Canadian factory-built homes sold in the quarter decreased to 303 homes compared to 358 homes in the prior-year period due to a shift in product mix to larger homes and reduced demand in certain markets. Total backlog for Skyline Champion was $0.8 billion as of October 1, 2022, compared to $1.4 billion as of October 2, 2021. Backlog decreased due to increased production and a moderation of order rates as retailer’s destock existing inventory.

Gross profit increased by 111.9% to $274.1 million in the second quarter fiscal 2023 compared to the prior-year period. Gross profit margin was 34.0% of net sales, a 930-basis point expansion compared to 24.7% in the second quarter fiscal 2022. Gross profit margin performance is being driven by increased volumes, pricing, lower commodity costs, operational efficiencies and product mix, including sales to FEMA during the quarter.

Selling, general, and administrative expenses (“SG&A”) in the second quarter fiscal 2023 increased to $83.9 million from $61.3 million in the same period last year. SG&A as a percentage of net sales decreased 130 basis points to 10.4%. Higher volumes, increased profitability, and fixed cost leverage during the quarter more than offset higher variable compensation expenses, and additional investments in new capacity.

Net income increased by 184.1% to $144.1 million for the second quarter fiscal 2023 compared to the prior-year period. The increase in net income was driven by the increase in sales volume, pricing, and operating leverage.

Adjusted EBITDA for the second quarter fiscal 2023 increased by 169.6% to $197.1 million compared to the second quarter fiscal 2022 driven by an increase in net sales and improved profitability. Adjusted EBITDA margin expanded by 1,050 basis points to 24.4% due to higher sales and continued operational improvements increasing the leverage of fixed costs.

As of October 1, 2022, Skyline Champion had $677.0 million of cash and cash equivalents.

Conference Call and Webcast Information:

Skyline Champion management will host a conference call tomorrow, November 2, 2022, at 9:00 a.m. Eastern Time, to discuss Skyline Champion’s financial results and an update on current operations.

Investors and other interested parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of Skyline Champion’s website at skylinechampion.com. The online replay will be available on the same website immediately following the call.

The conference call can also be accessed by dialing (877) 407-4018 (domestic) or (201) 689-8471 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13733500. The replay will be available until 11:59 P.M. Eastern Time on November 16, 2022.

About Skyline Champion Corporation:

Skyline Champion Corporation (NYSE: SKY) is the largest independent, publicly traded, factory-built housing company in North America and employs approximately 8,700 people. With more than 70 years of homebuilding experience and 42 manufacturing facilities throughout the United States and western Canada, Skyline Champion is well positioned with a leading portfolio of manufactured and modular homes, ADUs, park-models and modular buildings for the single-family, multi-family, and hospitality sectors.

In addition to its core home building business, Skyline Champion operates a factory-direct retail business with 31 retail locations across the United States, and Star Fleet Trucking, providing transportation services to the manufactured housing and other industries from several dispatch locations across the United States.

Skyline Champion builds homes under some of the most well-known brand names in the factory-built housing industry including Skyline Homes, Champion Home Builders, Genesis Homes, Athens Park Models, Dutch Housing, Atlantic Homes, Excel Homes, Homes of Merit, New Era, Redman Homes, ScotBilt Homes, Shore Park, Silvercrest, Titan Homes in the U.S. and Moduline and SRI Homes in western Canada.

Presentation of Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) throughout this press release, Skyline Champion has provided non-GAAP financial measures, Adjusted EBITDA and Adjusted EBITDA Margin, which present operating results on a basis adjusted for certain items. Skyline Champion uses these non-GAAP financial measures for business planning purposes and in measuring its performance relative to that of its competitors. Skyline Champion believes that these non-GAAP financial measures are useful financial metrics to assess its operating performance from period-to-period by excluding certain items that Skyline Champion believes are not representative of its core business. These non-GAAP financial measures are not intended to replace, and should not be considered superior to, the presentation of Skyline Champion’s financial results in accordance with U.S. GAAP.

Skyline Champion defines Adjusted EBITDA as net income or loss plus, (a) the provision for income taxes, (b) interest income or expense, net, (c) depreciation and amortization, (d) gain or loss from discontinued operations, (e) restructuring charges and impairment of assets, (f) other non-operating income and costs, including those for the acquisition and integration or disposition of businesses. Adjusted EBITDA is not a measure of earnings calculated in accordance with U.S. GAAP, and should not be considered an alternative to, or more meaningful than, net income or loss, net sales, operating income or earnings per share prepared on a U.S. GAAP basis. Adjusted EBITDA does not purport to represent cash flow provided by, or used in, operating activities as defined by U.S. GAAP. Skyline Champion believes that Adjusted EBITDA is commonly used by investors to evaluate its performance and that of its competitors. However, Skyline Champion’s use of Adjusted EBITDA may vary from that of others in its industry. Adjusted EBITDA is reconciled from the respective measure under U.S. GAAP in the tables below. Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by net sales reported in the statement of operations.

Forward-Looking Statements

Statements in this press release, including certain statements regarding Skyline Champion’s strategic initiatives, and future market demand are intended to be covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of words such as "believe," "expect," "future," "anticipate," "intend," "plan," "foresee," "may," "could," "should," "will," "potential," "continue," or other similar words or phrases. Similarly, statements that describe objectives, plans, or goals also are forward-looking statements. Such forward-looking statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of Skyline Champion. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied, or projected by such forward-looking statements. Risks and uncertainties include regional, national and international economic, financial, public health and labor conditions, and the following: supply-related issues, including prices and availability of materials; labor-related issues; inflationary pressures in the North American economy; the cyclicality and seasonality of the housing industry and its sensitivity to changes in general economic or other business conditions; demand fluctuations in the housing industry, including as a result of actual or anticipated increases in homeowner borrowing rates; the possible unavailability of additional capital when needed; competition and competitive pressures; changes in consumer preferences for our products or our failure to gauge those preferences; quality problems, including the quality of parts sourced from suppliers and related liability and reputational issues; data security breaches, cybersecurity attacks, and other information technology disruptions; the potential disruption of operations caused by the conversion to new information systems; the extensive regulation affecting the production and sale of factory-built housing and the effects of possible changes in laws with which we must comply; the potential impact of natural disasters on sales and raw material costs; the risks associated with mergers and acquisitions, including integration of operations and information systems; periodic inventory adjustments by, and changes to relationships with, independent retailers; changes in interest and foreign exchange rates; insurance coverage and cost issues; the possibility that all or part of our goodwill might become impaired; the possibility that our risk management practices may leave us exposed to unidentified or unanticipated risks; the COVID-19 pandemic, which has had, and could continue to have, significant adverse effects on us; and other risks set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management's Discussion and Analysis of Financial Condition and Results of Operations” section, and other sections, as applicable, in our Annual Reports on Form 10-K, including our Annual Report on Form 10-K for the fiscal year ended April 2, 2022 previously filed with the Securities and Exchange Commission (“SEC”), as well as in our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, filed with or furnished to the SEC.

If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, then the developments and future events concerning Skyline Champion set forth in this press release may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this release. We anticipate that subsequent events and developments will cause our expectations and beliefs to change. Skyline Champion assumes no obligation to update such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

Investor contact information:

Name: Kevin Doherty

Email: investorrelations@championhomes.com

Phone: (248) 614-8211

SKYLINE CHAMPION CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited, dollars in thousands)

	October 1, 2022	April 2, 2022
ASSETS
Current assets:
Cash and cash equivalents	$ 677,004	$ 435,413
Trade accounts receivable, net	82,662	90,536
Inventories, net	240,451	241,334
Other current assets	26,220	14,977
Total current assets	1,026,337	782,260
Long-term assets:
Property, plant, and equipment, net	156,971	132,985
Goodwill	196,574	191,970
Amortizable intangible assets, net	51,262	51,283
Deferred tax assets	14,696	17,750
Other noncurrent assets	61,778	58,371
Total assets	$ 1,507,618	$ 1,234,619
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Floor plan payable	$ 38,487	$ 35,460
Accounts payable	70,981	92,159
Other current liabilities	253,103	222,493
Total current liabilities	362,571	350,112
Long-term liabilities:
Long-term debt	12,430	12,430
Deferred tax liabilities	5,424	5,124
Other	41,450	41,840
Total long-term liabilities	59,304	59,394

Stockholders' Equity:
Common stock	1,580	1,573
Additional paid-in capital	511,250	502,846
Retained earnings	587,720	327,902
Accumulated other comprehensive loss	(14,807)	(7,208)
Total stockholders' equity	1,085,743	825,113
Total liabilities and stockholders' equity	$ 1,507,618	$ 1,234,619

SKYLINE CHAMPION CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, dollars and shares in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021

Net sales	$ 806,825	$ 524,225	$ 1,532,706	$ 1,034,422
Cost of sales	532,719	394,898	1,029,265	793,565
Gross profit	274,106	129,327	503,441	240,857
Selling, general, and administrative expenses	83,915	61,340	156,197	115,363
Operating income	190,191	67,987	347,244	125,494
Interest (income) expense, net	(1,974)	845	(1,884)	1,494
Other expense (income)	—	11	(634)	(43)
Income before income taxes	192,165	67,131	349,762	124,043
Income tax expense	48,073	16,408	88,519	30,419
Net income	$ 144,092	$ 50,723	$ 261,243	$ 93,624
Net income per share:
Basic	$2.53	$0.89	$4.59	$1.65
Diluted	$2.51	$0.89	$4.55	$1.64

SKYLINE CHAMPION CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, dollars in thousand)

	Six Months Ended
	October 1, 2022	October 2, 2021
Cash flows from operating activities
Net income	$ 261,243	$ 93,624
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,557	10,283
Amortization of deferred financing fees	175	509
Equity-based compensation	7,753	4,213
Deferred taxes	3,318	6,421
(Gain) loss on disposal of property, plant, and equipment	(85)	686
Foreign currency transaction loss	974	35
Change in assets and liabilities:
Accounts receivable	7,633	(15,351)
Inventories	11,540	(14,138)
Prepaids and other assets	(14,489)	(17,934)
Accounts payable	(21,000)	407
Accrued expenses and other liabilities	8,947	20,132
Net cash provided by operating activities	278,566	88,887
Cash flows from investing activities
Additions to property, plant, and equipment	(25,613)	(15,105)
Acquisitions, net of cash acquired	(6,810)	(207)
Proceeds from disposal of property, plant, and equipment	132	66
Net cash used in investing activities	(32,291)	(15,246)
Cash flows from financing activities
Changes in floor plan financing, net	3,027	5,107
Payments of deferred financing fees	—	(1,130)
Payments on revolving debt facility	—	(26,900)
Stock option exercises	596	377
Tax payment for equity-based compensation	(1,363)	(3,007)
Net cash provided by (used in) financing activities	2,260	(25,553)
Effect of exchange rate changes on cash, and cash equivalents	(6,944)	(411)
Net increase in cash and cash equivalents	241,591	47,677
Cash and cash equivalents at beginning of period	435,413	262,581
Cash and cash equivalents at end of period	$ 677,004	$ 310,258

SKYLINE CHAMPION CORPORATION

RECONCILIAITON OF NET INCOME TO ADJUSTED EBITDA

(Unaudited, dollars in thousand)

	Three Months Ended			Six Months Ended
	October 1, 2022	October 2, 2021	Change	October 1, 2022	October 2, 2021	Change
Reconciliation of Adjusted EBITDA:
Net income	$ 144,092	$ 50,723	$ 93,369	$ 261,243	$ 93,624	$ 167,619
Income tax expense	48,073	16,408	31,665	88,519	30,419	58,100
Interest (income) expense, net	(1,974)	845	(2,819)	(1,884)	1,494	(3,378)
Depreciation and amortization	6,941	5,138	1,803	12,557	10,283	2,274
EBITDA	197,132	73,114	124,018	360,435	135,820	224,615
Transaction costs	—	—	—	338	—	338
Other	—	—	—	(973)	—	(973)
Adjusted EBITDA	$ 197,132	$ 73,114	$ 124,018	$ 359,800	$ 135,820	$ 223,980